Exhibit l

        SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
FOUR TIMES SQUARE
NEW YORK, NY 10036-6522

(212) 735-3000

April 21, 2003

BlackRock Preferred
Opportunity Trust
40 East 52nd Street
New York, New York 10022

Re:	BlackRock Preferred Opportunity Trust Registration Statement on Form N-2

Ladies and Gentlemen:

        We have acted as special counsel to BlackRock Preferred Opportunity Trust, a statutory trust (the "Trust") created under the Delaware Statutory Trust Act (the "Delaware Statutory Trust Act"), in connection with the public offering by the Trust of up to 2,944 shares of the Trust's Series T7 Preferred Shares of Beneficial Interest, 2,944 shares of the Trust's Series W7 Preferred Shares of Beneficial Interest and 2,944 shares of the Trust's Series R7 Preferred Shares of Beneficial Interest, in each case having a liquidation preference of $25,000 per share (individually, a "Series of Preferred Shares" and together, the "Preferred Shares").

        This opinion is being furnished in accordance with the requirements of Item 24 of the Form N-2 Registration Statement under the Securities Act of 1933, as amended (the "1933 Act"), and the Investment Company Act of 1940, as amended (the "1940 Act").

        In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Notification of Registration of the Trust as an investment company under the 1940 Act, on Form N-8A, dated January 14, 2003, as filed with the Securities and Exchange Commission (the "Commission") on January 15, 2003; (ii) the Registration Statement of the Trust on Form N-2 (File Nos. 333-103745 and 811-21280), as filed with the Commission on March 11, 2003 under the 1933 Act and the 1940 Act, Pre-Effective Amendment No. 1 thereto, as filed with the Commission on April 15, 2003, and Pre-Effective Amendment No. 2 to be filed with the Commission on the date hereof, under the 1933 Act (such Registration Statement, as so amended and proposed to be amended, being hereinafter referred to as the "Registration Statement"); (iii) the form of the Purchase Agreement (the "Purchase Agreement") proposed to be entered into between the Trust, as issuer, BlackRock Advisors, Inc., as investment adviser to the Trust, BlackRock Financial Management, Inc., as investment sub-adviser to the Trust, and Merrill Lynch, Pierce, Fenner & Smith, Incorporated, as representative of the several underwriters named therein (the "Underwriters"), filed as an exhibit to the Registration Statement; (iv) the Corrected Certificate of Trust, as filed with the Secretary of State of Delaware, and the Amended and Restated Agreement and Declaration of Trust of the Trust, dated as of January 14, 2003 and as currently in effect; (v) the Statement of Preferences setting forth the rights, powers, terms and preferences of each Series of Preferred Shares; (vi) the Amended and Restated ByLaws of the Trust, as currently in effect; and (vii) certain resolutions of the Board of Trustees of the Trust relating to the creation, issuance and sale of the Preferred Shares and related matters. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates of public officials, certificates of officers or other representatives of the Trust and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Trust, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that the Purchase Agreement will be executed in substantially the form reviewed by us. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Trust and others.

        Members of our firm are admitted to the bar in the State of Delaware and we do not express any opinion as to the laws of any jurisdiction other than the Delaware Statutory Trust Act.

        Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective; (ii) the Purchase Agreement has been duly executed and delivered; and (iii) the Preferred Shares have been delivered to and paid for by the Underwriters at a price per share not less than the per share par value of the Preferred Shares as contemplated by the Purchase Agreement, the Preferred Shares will be validly issued, fully paid and nonassessable (except as provided in the last sentence of Section 3.8 of the Agreement and Declaration of Trust)

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Opinions" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP